Exhibit 3.1

CERTIFICATE OF CORRECTION
OF THE
RESTATED CERTIFICATE OF INCORPORATION
OF
WINDTAMER CORPORATION

I, the undersigned, Chief Executive Officer of WindTamer Corporation, pursuant to Section 105 of the Business Corporation Law, do hereby certify:

1.	The name of the Corporation is WindTamer Corporation.

2.	The Restated Certificate of Incorporation being corrected was filed by the Department of State on November 25, 2008.

3.
The Restated Certificate of Incorporation is corrected pursuant to Section 105 of the Business Corporation Law to correct the first sentence of Paragraph 7.A. thereof because it omitted language that caused the statement to be incorrect:

“The directors shall be divided into three classes in accordance with Section 704 of the BCL."

4.	The first sentence of Paragraph 7.A. of the Restated Certificate of Incorporation shall be stricken in its entirety and replaced with the following:

“At the first annual meeting following the date of filing of this Restated Certificate of Incorporation, the directors shall be divided into three classes in accordance with Section 704 of the BCL.”

5.	The balance of the Restated Certificate of Incorporation shall remain unchanged.

WINDTAMER CORPORATION

Dated: April 28, 2009	By:	/s/ Gerald E. Brock
	Name:	Gerald E. Brock
	Title:	Chief Executive Officer